UNITED STATES
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SCHEDULE 14A

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Image Entertainment, Inc.
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September 13, 2006

Lionsgate Entertainment Corp.
2700 Colorado Avenue
Santa Monica, CA 90404
Attn:  Wayne Levin, Esq.,
Exec. VP of Corp. Operations & General Counsel

Dear Mr. Levin,

We are deeply concerned that Lions Gate Entertainment Corp. appears to be engaged in an unfair and anti-competitive campaign to negatively impact and artificially deflate Image Entertainment’s share price through the dissemination of incomplete and misleading information, for the benefit of Lions Gate and to the detriment of our other stockholders.  The various misleading statements made by Lions Gate in its Schedule 13D filed on September 7, 2006 are a recent example.

Lions Gate has failed to provide any legitimate factual basis for its claim that the Relativity transaction has “questionable economic benefits,” and stockholders other than Lions Gate have expressed support and excitement about the substantial potential benefits of the deal to the company and all of its stockholders.

As to your insinuation that it is somehow improper that the agreement “has not been publicly filed,” as you know we have provided all information required by applicable regulations, including a great deal of detail to help our investors and future investors understand the landmark nature of this deal and its potential to increase shareholder value, particularly if the negative impediments being fostered by Lions Gate were removed.  As you know, publicly filing the underlying exclusive distribution agreement is not required, and is consistent with our general policy not to disclose our title acquisition agreements due to concerns that doing so would provide an undue advantage to our competitors, such as Lions Gate and the affiliates of your nominees.

With respect to the change-in-control provisions of the agreement, you fail to note that such provisions are not unusual, particularly given the situation you have created, and that Relativity would still have to pay $3.80 or more for each share of stock in order to lift all of the restrictions and make the stock freely tradable.  Moreover, the agreement financially incentivizes Relativity to deliver as many titles as possible as quickly as possible, due to the economic terms of the transaction, and their interests are aligned with those of our stockholders.

With respect to the change-in-control premium incorporated in our recent convertible debt financing, previous transactions involving our lender and various, independent third parties confirm this clause is standard within their agreements.

The facts so far show that our share price has not materially dropped despite Lions Gate’s repeated unfair attacks, whether they are being done directly or through potentially troubling “back channel” communications with reporters, analysts or stockholders. Despite your unsupported claims of “dilution issues” our lender valued its conversion rights at $4.25 after giving full effect to its rights and the Relativity transaction, and a key analyst recently upgraded its position on our stock and set a price target of $5.90.  We are troubled by Lions Gate’s efforts to either baselessly question the “economic benefit” of the

Relativity deal or ignore it entirely, and view those efforts as cynical tactics designed to avoid acknowledging the true potential of the deal, thus seeking to depress stock values in order to keep in play your most recent proposal to acquire Image at a price that was rejected as grossly inadequate even prior to the Relativity transaction.

Concerning Lions Gate’s assertion that the combined effect of these transactions substantially dilutes the interests of existing stockholders, we actually believe the opposite to be true.  Relativity’s expected delivery of major studio caliber titles to Image for DVD and digital distribution should help increase shareholder value, and the convertible debt financing has raised necessary capital for Image to take advantage of exclusive content opportunities and help provide the financial foundation for the opportunities provided by the Relativity transaction.  In its capacity as a direct competitor of Image, Lions Gate no doubt would like such titles delivered to it instead, which may be further driving your campaign of disinformation.

It appears from Lions Gate’s recent statements, filings and overall actions that its desire may be to keep Image’s share price from increasing in the hopes its inadequate $4.00 offer will be accepted.  This type of behavior coming from our largest competitor and second largest shareholder is, in our opinion, manipulative and self-serving, and not in the best interests of our other shareholders.

Sincerely,

Dennis Hohn Cho, Esq.
Senior Vice President, Business Affairs & General Counsel